CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUTANTS


We have issued our report dated March 9, 1999, accompanying the financial statements of Streamedia Communications, Inc. contained in Amendment No. 1 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."




GRANT THORNTON LLP

Melville, New York
October 13, 1999